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                                                                EXHIBIT 2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

        Oracle Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The name of the corporation is Oracle Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State was October 29, 1986.

        2. Article 4 of the Certificate of Incorporation is amended to read, in full, as follows:

        "The total number of shares of stock of all classes which the corporation has the authority to issue is 1,001,000,000, consisting of 1,000,000,000 shares of Common Stock with a par value of $0.01 per share, and 1,000,000 shares or Preferred Stock with a par value of $0.01 per share."

        3. This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Oracle Corporation has caused this Certificate to be signed and attested by its duly authorized officers of this 13th day of March, 1996.


                                                ORACLE CORPORATION
                                                a Delaware Corporation



                                                By: /s/ Raymond L. Ocampo, Jr.
                                                   -----------------------------
                                                    Senior Vice President,
                                                    General Counsel &
                                                    Corporation Secretary






ATTEST:

By: /s/ L. Patricia Moncada
   ---------------------------
   Assistant Secretary
   L. Patricia Moncada